Exhibit 3.3

AMENDMENT NO.1

TO THE

SEVENTH AMENDED AND RESTATED

AGREEMENT OF LIMITED PARTNERSHIP

OF

WORLDSPAN, L.P.

This Amendment No.1 to the Seventh Amended and Restated Agreement of Limited Partnership of Worldspan, L.P. dated June 30, 2003 (“Partnership Agreement”) is entered into this 1st day of March 2005 between Worldspan Technologies Inc. (“WTI”) (formerly known as Travel Transaction Processing Corporation), as general partner, and WS Holdings LLC (“WSH”), as limited partner.

1.             Section 4.1.C of the Partnership Agreement is restated in its entirety to provide as follows:

“C.          The Board shall be composed of nine members (the “Directors”) who shall hold office until their successors have been elected or qualified by the General Partner.”

WTI and WSH have caused this Amendment No. 1 to the Partnership Agreement to be executed by their duly authorized representatives as of March 1, 2005.

GENERAL PARTNER:

Worldspan Technologies Inc.

By:	/s/ JEFFREY C. SMITH
Jeffrey C. Smith
General Counsel, Secretary and Senior
Vice President Human Resources

LIMITED PARTNER:

WS Holding LLC

By:	/s/ JEFFREY C. SMITH
Jeffrey C. Smith
Secretary